Exhibit 99.1

Amarantus Reports Third Quarter 2014 Financial Results and Enters Into Strategic Convertible Preferred Financing

SAN FRANCISCO and GENEVA, Nov. 10, 2014 (GLOBE NEWSWIRE) — Amarantus Bioscience Holdings, Inc. (AMBS), a biotechnology holding company focused on the development of diagnostics and therapeutics for Alzheimer's disease, Parkinson's disease, ophthalmological disorders and regenerative medicine, announced financial results for the third quarter ended September 30, 2014. The company also highlighted recent corporate and clinical development achievements and anticipated near-term milestones for its pipeline of product candidates: LymPro Test(R) blood diagnostic for Alzheimer's disease (AD); Eltoprazine for Parkinson's disease Levadopa induced dyskinesia (PD LID) and adult Attention Deficit Hyperactivity Disorder (ADHD); and MANF (mesencephalic-astrocyte-derived neurotrophic factor) for ocular conditions including Retinitis Pigmentosa (RP).

Following the filing of its Form 10-Q on November 7, 2014, Amarantus entered into definitive agreements with Dominion Capital to issue shares of Series E 12% Convertible Preferred Stock (the "Series E"), for $3.0 million in cash and the extinguishment of a $500,000 promissory note held by Dominion. The Series E is convertible into Amarantus common stock at a price of $0.08 per share, subject to proportional adjustment for stock splits. No warrants were issued in connection with the Series E, and Dominion has agreed to a "no shorting" provision. Further, the common shares underlying the Series E cannot be sold into the market for 6 months. A portion of these proceeds is expected to be used to facilitate the acquisition of a clinical-stage, orphan product candidate, of which the development is being funded by agencies within the United States government. The Company expects to provide further information regarding this important, strategic acquisition in the coming weeks upon the closing of the transaction, although there is no assurance that such transaction will be completed.

RECENT HIGHLIGHTS

Eltoprazine

•	Submitted a request for written feedback to the FDA regarding the proposed trial design for a Phase 2b clinical study in PD LID, expected to start in early 2015. The Company expects to receive written feedback in the coming weeks.

LymPro

•	Initiated commercial development of LymPro at Icon Central Laboratories;

•	Completed Enrollment of 72 Patient LP-002 Clinical Study for Alzheimer's Blood Diagnostic LymPro Test;

•	Reported positive data from 72 patients in the LP-002 clinical performance study for diagnosing Alzheimer's disease showing the LymPro Test achieved highly statistically significant results in correctly distinguishing patients with moderate-to-severe AD from healthy controls; and

•	Reported 7-year longitudinal data from LP-002 patient record follow-up at the Alzheimer's Association International Conference.

MANF

•	Completed the license of intellectual property from the University of Miami's Bascom Palmer Eye Institute for the treatment of retinal disorders with MANF and/or CDNF (cerebral dopamine neurotrophic factor);

•	Submitted application to the US Food & Drug Administration (FDA) for Orphan Drug Designation of MANF in RP;

•	Presented positive MANF animal data in ocular conditions which concluded that MANF provided positive protective functional effects in animal models of central retinal vein occlusion (CRVO), as well as central retinal artery occlusion (CRAO) and Glaucoma; and

•	Announced positive 15-day non-GLP toxicology data for a single intravitreal administration of MANF in an ocular safety animal model, relevant to MANF's development in ocular diseases, including orphan indications such as RP.

Corporate

•	Strengthened Board of Directors with the appointments of seasoned biopharmaceutical industry executives Iain Ross and Donald Huffman; and

•	Received approval for all matters voted upon at its annual shareholder's meeting.

"The third quarter was marked by the achievement of key milestones on the operational, clinical and regulatory fronts," said Gerald. E. Commissiong, President and CEO of Amarantus. "Throughout the quarter we were preparing in earnest for the first phase of our launch of LymPro diagnostic for Alzheimer's disease anticipated before year end, the start of two Phase 2b studies of Eltoprazine for PD LID and ADHD, and putting MANF into a regulatory framework with the FDA. In addition we worked to strengthen our balance sheet, and are pleased to have the ability to both extend our cash runway and expand our product portfolio with an asset that we believe has tremendous potential."

Commissiong, concluded, "Moving forward, we remain committed to the execution of our strategy, and I am confident we are poised for a transformational 2015. Importantly, I believe this will successfully translate into the opportunity to unlock significant shareholder value in the near and long term."

Anticipated Significant Near-Term Milestones

•	Completion of acquisition of a clinical-stage, orphan drug designated product candidate;

•	Completion of enrollment in expanded LP-002 clinical study to assess LymPro's predictive value in diagnosing early-stage Alzheimer's disease patients expected by year end;

•	Launch of LymPro diagnostic for Alzheimer's disease anticipated before the end of 2014;

•	Initiation of Eltoprazine Phase 2b clinical study in PD LID anticipated for very early 2015;

•	Initiation of the Phase 2b adult ADHD clinical trial with Eltoprazine anticipated for later in 2015; and

•	Response on Orphan Drug Designation Application for MANF in RP expected from FDA.

Third Quarter 2014 Financial Summary

Research and development costs for the three months ended September 30, 2014 increased $1,610,000 to $1,899,000 from $289,000 for the three months ended September 30, 2013 and reflects an extensive amount of pre-clinical and clinical work.

General and administrative expenses for the three months ended September 30, 2014 increased $1,680,000 to $2,070,000 from $390,000 for the three months ended September 30, 2013 primarily due an increase in employee compensation related expenses, increases in legal patent and audit related expenses, and increased business development expenses.

Other income (expense) for the three months ended September 30, 2014 decreased $1,931,000, to a loss of $430,000 from a loss of $2,361,000 for the three months ended September 30, 2013. Interest expense decreased $471,000, to $46,000 from $517,000 for the three months ended September 30, 2013 primarily due to debt conversion to equity. Change in fair value of warrants and derivatives liabilities decreased $1,727,000, to $117,000 from $1,844,000 primarily due to warrant exercises.

Net loss for the three months ended September 30, 2014 was $4,399,000 as compared to a net loss of $3,040,000 for the three months ended September 30, 2013. Stock based compensation from grants under the Company's 2008 Stock Plan, 2014 Stock Plan and 2012 Series B Convertible Preferred Stock Option Plan accounted for $439,000 of the net loss for the three months ended September 30, 2014 and $84,000 of the net loss for the three months ended September 30, 2013.

The Company continues to have access to over $17 million in additional funding available from an equity financing facility with Lincoln Park Capital.

Amarantus Bioscience Holdings, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share and per share data)

A summary of key financial highlights for the three months and nine months ended September 30, 2014 is as follows:

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$680	$1,033
Restricted cash	129	-

Deferred funding fees, net	-	109
Prepaid expenses and other current assets	292	106
Total current assets	1,101	1,248
Property and equipment, net	127	-
Intangible assets, net	1,529	611
Total assets	$2,757	$1,859

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable (includes related parties $414 and $490, respectively)	$2,276	$972
Related party liabilities and accrued interest	251	248
Accrued expenses	302	292
Accrued interest	60	112
Demand promissory note	500	-
8% Senior convertible debentures, net of discount	-	932
Convertible promissory notes	-	124
Derivative liability	-	5,859
Total current liabilities	3,389	8,539
Total liabilities	3,389	8,539

Commitments and contingencies	-	-

Series D convertible preferred stock, $1,000 stated value; 1,300 shares designated; 1,299.327 issued and outstanding as of December 31, 2013	-	839

Stockholders’ equity (deficit)
Convertible preferred stock, $0.001 par value — 10,000,000 shares authorized:
Series A, $0.001 par value, 250,000 shares designated, -0- shares issued and outstanding as of September 30, 2014 and December 31, 2013	-	-
Series B, $0.001 par value, 3,000,000 shares designated, -0- shares issued and outstanding as of September 30, 2014 and December 31, 2013	-	-
Series C, $0.001 par value, 750,000 shares designated, 750,000 shares issued and outstanding as of September 30, 2014 and December 31, 2013	1	1
Series D, $1,000 stated value; 1,300 shares designated; 1,299.327 issued and outstanding as of September 30, 2014	839	-
Common stock, $0.001 par value — 2,000,000,000 and 1,000,000 shares authorized as of September 30, 2014 and December 31, 2013, respectively; 786,924,849 and 574,171,945 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	787	574
Additional paid-in capital	38,816	18,938
Accumulated deficit	(41,075)	(27,032)
Total stockholders' equity (deficit)	(632)	(7,519)
Total liabilities and stockholders' equity (deficit)	$2,757	$1,859

Amarantus Bioscience Holdings, Inc

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013 (Restated)	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013 (Restated)

Net sales	$—	$—	$—	$—

Operating expense:
Research and development	1,899	289	4,056	1,427
General and administrative	2,070	390	5.289	2,441

	3,969	679	9,345	3,868

Loss from operations	(3,969)	(679)	(9,345)	(3,868)

Other income (expense):
Interest expense	(46)	(517)	(756)	(1,658)
Loss on issuance of common stock	(193)	—	(260)	—
Loss on issuance of warrants	—	—	(3,868)	—
Other Income (Expense)	(74)	—	(92)	—
Change in fair value of warrant & derivative liabilities	(117)	(1,844)	356	(3,349)

Total other income (expense)	(430)	(2,361)	(4,620)	(5,007)

Net loss	$(4,399)	$(3,040)	$(13,965)	$(8,875)

Preferred stock dividend	26	12	78	12
Net loss attributable to common stockholders	(4,425)	(3,052)	(14,043)	(8,887)
Basic and diluted net (loss) per common share	$(0.01)	$(0.01)	$(0.02)	$(0.02)

Basic and diluted weighted average common shares outstanding	767,657,531	478,883,561	711,302,222	415,163,655

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (AMBS) is a biotechnology company developing treatments and diagnostics for diseases associated with neurodegeneration and protein misfolding-related apoptosis. AMBS has licensed Eltoprazine ("Eltoprazine"), a phase 2b ready small molecule indicated for Parkinson's Levodopa induced dyskinesia and Adult ADHD. AMBS has an exclusive worldwide license to the Lymphocyte Proliferation test ("LymPro Test®") for Alzheimer's disease and owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for brain disorders. AMBS also owns intellectual property for the diagnosis of Parkinson's disease ("NuroPro") and the discovery of neurotrophic factors ("PhenoGuard"). Amarantus operations are located at Janssen Labs @QB3 in San Francisco, CA. For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words "believes," "project," "expects," "anticipates," "estimates," "intends," "strategy," "plan," "may," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Investor and Media Contact

Jenene Thomas

Jenene Thomas Communications, LLC

Investor Relations and Corporate Communications Advisor

T (US): 908-938-1475

E: jenene@jenenethomascommunications.com

Source: Amarantus Bioscience Holdings, Inc.

###